NEWS
Organic To Go Enters into Agreement with
Inventages Wealth Management to Close $5 Million Convertible Debt Financing

Inventages Converts Existing $10 Million Debt Into Equity

SEATTLE, Wash, February 11, 2009  — Organic To GoTM (OTCBB: OTGO) announced today that it has signed a definitive agreement to sell a $5 million secured convertible promissory note to Inventages Wealth Management Inc., one of the world's largest life-sciences, nutrition and wellness focused venture capital funds with $1.5 billion under management.  The financing is expected to close within seven business days.

As part of the agreement, Inventages will convert $10 million of existing notes into Common Stock of the Company.     In addition, the maturity date of the $3 million note which was issued to Inventages on December 2, 2008 has been extended until March 17, 2010, to coincide with the maturity date of the $5 million secured convertible promissory note.

Jason R. Brown, CEO said, “This latest investment by Inventages, our largest investor, demonstrates its continued belief not only in the organic foodservice business segment, but in the significant long-term growth potential of Organic To Go and our business model.  This cash infusion will provide support to weather the current economic climate and will allow us to emerge, as the economy improves, better positioned to develop and expand our business. While we have grown from an idea to a chain of cafés in Seattle, Southern California and Washington DC in the past 4 years, we believe we have only scratched the surface of opportunity surrounding feeding people delicious, fresh prepared food where they work and go for higher education.  We continue to see tremendous opportunity in the years ahead in our core business of cafés and catering as well as in 3rd party sales relationships at airports and within universities.

“In February 2008 we made the decision to partner with Inventages, which includes Nestlé as its largest investor, as we felt adding an experienced food & beverage investment partner was the right next step in the further development of our existing branded corporate, foodservice and retail businesses.  Today’s action by Inventages shows how right we were,” Brown concluded.

About Inventages
Inventages Wealth Management Inc. (www.inventages.com) is one of the largest Venture Capital/Private Equity firms specializing in life sciences, nutrition and wellness with more than $1.5 billion under management. Inventages’ investment focus includes health and wellness, innovative food, nutrition, nutraceuticals, medical food, cosmeceuticals and pharmaceuticals. The company operates out of three offices around the globe, in Geneva, Auckland and Nassau.

About Organic To Go
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified organic by the USDA with locations in Seattle, Los Angeles, San Diego and the Washington, DC metropolitan area. Organic To Go’s delicious organic food is currently available in more than 170 locations including 33 cafés, more than 120 wholesale locations, 15 universities, 9 locations at Los Angeles International Airport and one franchise café scheduled to open soon at the San Diego International Airport. The company’s multi-channel business model includes Retail, Corporate Catering and Wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural, soups, salads, sandwiches, pizzas, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements.  Forward-looking statements include statements that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may”  or words or expressions of similar meaning.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

IR Contact: Terri MacInnis, Bibicoff + MacInnis, Inc. terri@bibimac.com 818.379.8500